Exhibit 1.1

EXECUTION

AMENDMENT NUMBER NINE

to the

MASTER REPURCHASE AGREEMENT

Dated as of December 9, 2010,

among

PENNYMAC CORP., PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC and PENNYMAC LOAN SERVICES, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER NINE (this “Amendment Number Nine”) is made this 12th day of March, 2013 among PENNYMAC CORP. and PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC (each, a “Seller” and jointly and severally, the “Seller” or “Sellers”), PENNYMAC LOAN SERVICES, LLC (“Servicer”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of December 9, 2010, among Sellers, Servicer and Buyer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers and Buyer have agreed to amend the Agreement to modify certain definitions, financial and reporting representations, warranties, certifications and covenants, as more specifically set forth herein; and

WHEREAS, as of the date hereof, each Seller and Servicer represents to Buyer that the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.         Amendments.  Effective as of March 12, 2013 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

(a)   Section 2 of the Agreement is hereby amended by deleting the definition of “Adjusted Tangible Net Worth” in its entirety and replacing it with the following:

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, the excess of total assets, which shall include the value of mortgage servicing rights in an amount equal to the lesser of (i) an amount calculated in accordance with GAAP or (ii) the MSR Value Cap, of such Person, over total liabilities of such Person, determined in accordance with GAAP.

(b)   Section 2 of the Agreement is hereby deleting the definition of “Maximum Aggregate Purchase Price” in its entirety and replacing it with the following:

“Maximum Aggregate Purchase Price” shall mean $650,000,000.

(c)   Section 4(c) of the Agreement is hereby amended by adding the following language at the end of such section:

“In connection with the increase of the Maximum Aggregate Purchase Price, Sellers agree to pay to Buyer an additional commitment fee equal to the 2013 Commitment Increase Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer due and  payable on or prior to March 12, 2013.  Buyer may, in its sole discretion, net any portion or all of the 2013 Commitment Increase Fee then due and payable from the proceeds of any Purchase Price paid to any Seller. The 2013 Commitment Increase Fee is and shall be deemed to be fully earned and non-refundable as of March 12, 2013.

SECTION 2.         Fees and Expenses.  Sellers agree to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Nine (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3.         Representations.  Each Seller and Servicer hereby represents to Buyer that as of the date hereof, the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4.         Binding Effect; Governing Law.  This Amendment Number Nine shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT NUMBER NINE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

SECTION 5.         Counterparts.  This Amendment Number Nine may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6.         Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number Nine need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Servicer and Buyer have caused this Amendment Number Nine to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

PENNYMAC CORP.
(Seller)

		By:	/s/ Pamela Marsh
		Name:	Pamela Marsh
		Title:	Managing Director, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC
(Seller)

		By:	/s/ Pamela Marsh
		Name:	Pamela Marsh
		Title:	Managing Director, Treasurer

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

		By:	/s/ Pamela Marsh
		Name:	Pamela Marsh
		Title:	Managing Director, Treasurer

CITIBANK, N.A.
(Buyer and Agent, as applicable)

		By:	/s/ Susan Mills
		Name:	Susan Mills
		Title:	Vice President

Acknowledged:

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Managing Director, Treasurer

Amendment Number Nine to Master Repurchase Agreement REIT-NPL